UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 30, 2005

Commission File No. 001-13783

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	76-0542208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 West Loop South

Suite 500

Houston, Texas 77027

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (713) 860-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Loan and Security Agreement

On September 30, 2005, Integrated Electrical Services, Inc. (the “Company”) and certain of its subsidiaries entered into an amendment to the Company’s $80 million revolving credit facility with Bank of America, N.A. (the “Lender”). The amendment effects the following changes:

•	Revises the determination of EBITDA for the purpose of calculating the Fixed Charge Coverage Ratio and for the purpose of determining the relevant Applicable Margin by including certain adjustments as described in the amendment to Adjusted Net Earnings from Operations for any period which includes August or September, 2005;

•	Provides that the Company will make ratable monthly payments to the Lender in order to increase the amount of cash collateral held by the Lender as security for the Company’s obligations under the credit facility to $17.5 million by January 31, 2006. The balance in that account as of October 4, 2005 was $11.2 million; and

•	Provides that the interest rate applicable to the Company’s obligations under the credit facility will be increased by 0.25% during the period ending on the earlier of December 31, 2005 and such time as the Lender syndicates the credit facility.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described under Item 1.01 above, on September 30, 2005 the Company entered into an amendment to the Company’s revolving credit facility with the Lender pursuant to which, among other things, the Company has agreed to make ratable monthly payments to the Lender to increase the amount of cash collateral held by the Lender as security for the Company’s obligations to $17.5 million by January 31, 2006. See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit
10.1	Amendment to Loan and Security Agreement, dated September 30, 2005, by and among Bank of America, N.A., Integrated Electrical Services, Inc. and the Subsidiaries listed on Annex II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ David A. Miller
David A. Miller
Senior Vice President and
Chief Financial Officer

Dated: October 4, 2005

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Amendment to Loan and Security Agreement, dated September 30, 2005, by and among Bank of America, N.A., Integrated Electrical Services, Inc. and the Subsidiaries listed on Annex II.